PRESS RELEASE


FOR IMMEDIATE RELEASE:                                CONTACT:

Titanium Metals Corporation                           J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                             Vice President - Finance
Denver,  Colorado  80202                              (303) 296-5617



                   TIMET REPORTS HIGHER FIRST QUARTER EARNINGS

      DENVER, COLORADO . . . April 21, 1997 . . . Titanium Metals Corporation
( TIMET ) (NASDAQ: TIMT) reported first quarter net income of $15.8 million, or $.49 per fully diluted share, compared to net income of $2.1 million, or $.10 per share, in 1996. Operating income for the 1997 first quarter was $26.5 million, up from $6.8 million in 1996. The significant improvement in TIMET s earnings was driven by price increases and a 17% increase in mill product volume compared to the first quarter of 1996.

      Sales were $167 million in the 1997 quarter, up 35% from last year (percentage comparison proforma for the effect of an October 1996 acquisition). Mill product shipments in the first quarter of 1997 were 7.4 million pounds. Selling prices have continued to increase, and the average price of mill products shipped during the first quarter of 1997 was $16.00.

      The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in the Company s filings with the Securities and Exchange Commission.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.


                           TITANIUM METALS CORPORATION
                       SUMMARY OF CONSOLIDATED OPERATIONS
                   Three months ended March 31, 1996 and 1997
                      (In millions, except per share data)
                                   (Unaudited)
                                                              1996        1997


                  Net sales                                 $ 107.6   $  167.0

                  Cost of sales                                92.5        130.3

                  Selling, administrative and development       5.5         10.1
                  costs

                  Earnings of joint ventures and other          1.4         (.1)
                  (expense)

                  Special charges                               4.2        ---

                       Operating income                         6.8         26.5

                  General corporate income (expense)           (.1)          1.0

                  Interest expense                              3.5          4.0

                       Pretax income                            3.2         23.5

                  Income tax expense (benefit)                 (.7)          7.1

                  Minority interest                              .4           .6

                       Net income                            $ 2.1        $ 15.8

                       Fully diluted net income              $ 2.1       $  18.0

                  Earnings per common share                 $  .10        $  .50

                  Fully diluted earnings per share          $  .10        $  .49

                  Average common shares outstanding            20.5       $ 31.5

                  Average fully diluted shares outstanding     20.5         36.9